Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

THE EXPLORATION COMPANY OF DELAWARE, INC.

          THE EXPLORATION COMPANY OF DELAWARE, INC., (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law") hereby certifies as follows:

1.	The Corporation's original Certificate of Incorporation was filed on January 23, 1995, with the Secretary of State of the State of Delaware, pursuant to the General Corporation Law.

2.	Pursuant to Section 245 of the General Corporation Law, this Restated Certificate of Incorporation (this "Certificate) has been duly adopted by the Board of Directors of the Corporation.

3.

Pursuant to Section 245 of the General Corporation Law, this Certificate only restates and integrates and does not further amend the provisions of the Corporation's Certificate of Incorporation as theretofore amended or supplemented, and there is no discrepancy between such provisions and the provisions of this Certificate.

4.	The text of the Corporation's Certificate of Incorporation is hereby restated in its entirety as follows:

"First: The name of the Corporation is The Exploration Company of Delaware, Inc.

          Second: The registered office of the Corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

Third: The nature of the business, objects and purposes to be transacted, promoted or carried on by the Corporation are:

          To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, and by such statement all lawful acts and activities shall be within the purposes of the Corporation, except for express limitations, if any.

          Fourth: The aggregate number of shares which the Corporation has authority to issue is Sixty Million (60,000,000) shares of One Cent ($0.01) par value per share. Fifty Million (50,000,000) of such shares are designated as Common Stock and shall have identical rights and privileges in every respect. Ten Million (10,000,000) of such shares are designated as Preferred Stock. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized to provide for the issuance of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the General Corporation Law of Delaware.

          Fifth: No stockholder shall have any preemptive right to subscribe to an additional issue of stock or to any security convertible into such stock or carrying a right to subscribe to or acquire shares of the Corporation is hereby denied.

Sixth: Directors shall be elected by majority vote. No stockholder of the Corporation shall have the right to cumulate his votes in the election of directors.

          Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors that the Corporation would have if there were no vacancies. The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided, with respect to the time for which they severally hold office, into three classes with the term of office of Class A to expire at the Corporation's annual meeting of stockholders in the year 2002, the term of office of Class B to expire at the Corporation's annual meeting of stockholders in the year 2003 and the term of office of Class C to expire at the Corporation's annual meeting of stockholders in the year 2004, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election with each director to hold office until his or her successor shall have been duly elected and qualified and, if authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy or newly created directorship on the Board of Directors, regardless of how the same shall have been created.

          Subject to the rights of the holders of any series of Preferred Stock then outstanding, and unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director's successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the entire Board of Directors shall shorten the term of any incumbent director.

Seventh: The name and mailing address of the incorporator is

Name	Mailing Address

Arthur S. Berner	Winstead Sechrest & Minick P.C.
910 Travis Street, Suite 1700
Houston, Texas 77002

Eighth: The Corporation is to have perpetual existence.

Ninth: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

(1) To make, alter or repeal the by-laws of the Corporation.

(2) To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

(3) To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

          (4)          By a majority of the whole Board of Directors, to designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution or in the by-laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, the by-laws may provide that in the absence or disqualification of any member of such committee or committees the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

          (5)          When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders' meeting duly called upon such notice as is required by statute, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all or substantially all the property and assets of the Corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including securities of any other corporation or corporations, as the Board of Directors shall deem expedient and for the best interests of the Corporation.

          Tenth: Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

          Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by the stockholders.

          Subject to the provisions of the General Corporation Law of Delaware, the Certificate of Incorporation or by-laws for notice of meetings, and unless otherwise restricted by this Certificate of Incorporation, stockholders may participate in and hold a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

          Eleventh: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

          Twelfth: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation on personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

Thirteenth:

           (i)          Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Article Thirteenth shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article Thirteenth or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors or officers.

           (ii) If a claim under paragraph (i) of this Article Thirteenth is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

           (iii) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article Thirteenth shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

           (iv) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Fourteenth:

The names and mailing addresses of the directors, who shall serve until the first annual meeting of the stockholders or until their successors are elected and qualified are as follows:

Name	Mailing Address

Stephen M. Gose, Jr.	500 North Loop 1604 East
Suite 250
San Antonio, Texas 78232

Thomas H. Gose	500 North Loop 1604 East
Suite 250
San Antonio, Texas 78232

James E. Sigmon	500 North Loop 1604 East
Suite 250
San Antonio, Texas 78232

The number of the directors of the Corporation shall be as specified in, or determined in the manner provided in the by-laws."

          IN WITNESS WHEREOF, THE EXPLORATION COMPANY OF DELAWARE, INC., has caused this Amended and Restated Certificate of Incorporation to be executed by its President and Chief Executive Officer this    29th    day of     November   , 2005.

/s/ James E. Sigmon James E. Sigmon, President and Chief Executive Officer

THE STATE OF TEXAS §
§
COUNTY OF BEXAR §

          BE IT REMEMBERED that on this    29th    day of     November   , 2005, personally came before me, a Notary Public for the State of Texas, JAMES E. SIGMON, President and Chief Executive Officer of THE EXPLORATION COMPANY OF DELAWARE, INC., a Delaware corporation, known to me personally to be such, and acknowledged the foregoing Amended and Restated Certificate of Incorporation on behalf of such corporation and that the facts stated therein are true.

GIVEN under my hand and seal of office the day and year aforesaid.

State of Texas Notary Public Seal: Janie Hibdon My Commission Expires September 19, 2006	Janie Hibdon Notary Public in and for the State of TEXAS